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                                                                    EXHIBIT 23.2



                        [Letterhead of Maples and Calder]


Suntech Power Holdings Co., Ltd.
17-6 Changjiang South Road
New District, Wuxi
Jiangsu Province 214028
People's Republic of China


                                                                1 November, 2005

Dear Sirs:

     We hereby consent to the reference to our firm under the captions "Enforceability of Civil Liabilities," "Taxation" and "Legal Matters" in the prospectus included in the Registration Statement of Suntech Power Holdings Co., Ltd. on Form F-1 initially filed on 1 November, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ MAPLES and CALDER

MAPLES and CALDER